[ARTICLE] 5
[MULTIPLIER] 1,000

BARR LABORATORIES, INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS
QUARTER ENDED SEPTEMBER 30, 1995 AND 1994
(Amounts in thousands, except per share amounts)
                                   					     1995           1994
					                                        Y-T-D         Y-T-D
PRIMARY
Average shares outstanding                   9,294         8,738

Net effect of dilutive stock options -
based on the treasury stock method using:
average market price                           215             - i

              		   Total                     9,509         8,738

Net earnings                               $ 2,201       $ 1,845

Net earnings per share                     $  0.23       $  0.21

FULLY DILUTED
Average shares outstanding                   9,294         8,738

Net effect of dilutive stock options -
based on the treasury stock method using:
quarter-end market price                       235           231

              		   Total                     9,529         9,472

Convertible debenture                            -           503

Net earnings                               $ 2,201       $ 1,845

Deferred finance adjustment, net of tax          -            14

Interest adjustment, net of tax                  -           153

Total                                      $ 2,201       $ 2,012

Net earnings per share                     $  0.23       $  0.21 ii

i) Stock options of 199 in 1994 are not included because their inclusion results in less than 3% dilution.

ii) Results in less than 3% dilution.